UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 1, 2017
ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant's telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
James B. Lally Employment Agreement
Effective May 2, 2017, James B. Lally succeeded Peter F. Benoist as Chief Executive Officer (“CEO”) of Enterprise Financial Services Corp (the “Company”) and as a member of the Board of Directors. On June 1, 2017, the Company entered into an employment agreement with James B. Lally (the “Employment Agreement”). The Employment Agreement replaces the prior employment agreement between the Company and Mr. Lally which was entered into on June 30, 2015. The Employment Agreement reflects Mr. Lally’s promotion to CEO of the Company on May 2, 2017, and its terms are reflective to that date (the “Effective Date”).
Under the Employment Agreement, Mr. Lally will receive (i) an annual base salary of $450,000, with increases to be made when appropriate as determined in the discretion of the Compensation Committee of the Board of Directors of the Company; (ii) a targeted annualized bonus under the Company’s Short-Term Incentive Plan (STIP), based on performance goals, with a targeted amount of not less than 50% of Mr. Lally’s base salary; and (iii) annual grants under the Company’s Long-Term Incentive Plan with a target value of not less than 50% of Mr. Lally’s base salary. Mr. Lally will also participate in standard benefits offered to employees generally and under terms of plans pursuant to which benefits are provided.
In accordance with the Employment Agreement, the 2017 targeted annualized bonus under the STIP will be calculated as follows: (i) from January 1, 2017 until the Effective Date, Mr. Lally’s annual target payout amount will be $200,000; and (ii) from the Effective Date until December 31, 2017, it is expected that Mr. Lally’s annual target payout amount will be no less than $225,000. The 2017 LTIP award will have a target value of no less than $200,000.
The Employment Agreement provides for the following benefits upon Mr. Lally’s termination for any reason: (i) earned but unpaid base salary through the termination date; (ii) bonus compensation to the extent earned in a prior year but not yet paid; (iii) accrued benefits under any Company plans; (iv) a lump sum payment in respect of accrued but unused vacation days; and (v) any unpaid expense or other reimbursement (the “Accrued Obligations”).
In addition, the Employment Agreement provides for benefits if Mr. Lally’s employment is terminated under certain circumstances. In the event the Company terminates Mr. Lally’s employment without Cause or if he voluntarily terminates his employment for Good Reason at any time (including prior to or following a Change in Control), Mr. Lally will receive (i) a lump sum equal to 24 months of base salary; (ii) a lump sum equal to 2 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus for the year in which Mr. Lally’s termination occurs as though all “target levels” of performance are fully achieved; (iii) continued medical benefits for 24 months at the same cost as Mr. Lally would be required to pay as an active employee; and (iv) the Accrued Obligations.
The Employment Agreement contains restrictive covenants prohibiting Mr. Lally from competing with the Company during the term of his employment and for a period of either (i) 12 months following any termination of employment, but excluding a termination at any time (including prior to or following a Change in Control) by the Company without Cause or by Mr. Lally for Good Reason; or (ii) 24 months following a termination by the Company without Cause or by Mr. Lally for Good Reason at any time (including prior to or following a Change in Control) (the “Restricted Period”). The Employment Agreement also prohibits Mr. Lally from soliciting employees and certain customers of the Company or any of its affiliates during the Restricted Period. In addition, confidentiality provisions in the Employment Agreement prohibit the use or disclosure of confidential information.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given to such terms in the Employment Agreement.

ITEM 9.01. Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement by and between the Company and James B. Lally

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 6, 2017	ENTERPRISE FINANCIAL SERVICES CORP

	By:	/s/ Mark G. Ponder
Mark G. Ponder
Senior Vice President and Controller

Exhibit Index

Exhibit No.	Description

10.1	Executive Employment Agreement by and between the Company and James B. Lally